Exhibit 99.1

 DPAC Technologies Reports Financial Results for the First Quarter of
                           Fiscal Year 2007


    HUDSON, Ohio--(BUSINESS WIRE)--May 14, 2007--DPAC Technologies Corp. (OTCBB:DPAC), a leader in device networking and connectivity solutions, today reported results for its first quarter ended March 31, 2007.

    These results include the combined operations of DPAC Technologies Corp. and QuaTech, Inc., which combined on February 28, 2006 as previously announced. As a result of the merger, QuaTech has become a wholly-owned subsidiary of DPAC. For accounting purposes, the transaction is considered a "reverse merger" under which QuaTech is considered the acquirer of DPAC. Accordingly, the purchase price was allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company (the "Company"). The results of operations are those of QuaTech prior to the merger date, and consolidated QuaTech and DPAC after the merger date of February 28, 2006.

    First Quarter Operating Results

    Net sales of $2.8 million for the first quarter of 2007 were down 11% from net sales of $3.2 million in the first quarter of 2006 and $3.2 million in the fourth quarter of 2006. The Company reported an operating loss of $162,000 as compared to an operating loss of $52,000 for the first quarter of 2006 and an operating loss of $165,000 for the fourth quarter of 2006. The Company reported a net loss for the current year first quarter of $539,000 as compared to a net loss of $246,000 for the prior year's first quarter, and a net loss of $498,000 for the fourth quarter of 2006. Total operating expenses incurred in the first quarter of 2007 of $1.35 million decreased by $157,000 or 10% from the previous year first quarter period. The decrease was due primarily to decreases in sales and marketing expenses of $180,000 and G&A expenses of $23,000. Amortization expense for intangible assets of $123,000 increased by $82,000 over the prior year period which included only one month of amortization expense as compared to three months for the current year period. The prior year period included $78,000 of restructuring charges, of which none were incurred in the current year period. An income tax benefit of $139,000 was recorded in the first quarter of 2006 and no income tax benefit was recorded in the current year period as a full valuation allowance was recorded against deferred tax assets in the fourth quarter of 2006.

    Balance Sheet Summary

    At March 31, 2007, DPAC had total assets of $12.1 million, including cash and cash equivalents of $4,000. This compares to total assets of $12.1 million at December 31, 2006, which included $38,000 in cash and cash equivalents. As a result of the merger on February 28, 2006, the Company recorded goodwill and intangible assets of approximately $5.1 million.

    Comments

    Chief Executive Officer and President Steve Runkel commented, "Our first quarter results were impacted by softness in our Device Connectivity product line offset by continued growth in our Device Networking products. Our Device Connectivity revenue was down 18% sequentially and down 29% on a year over year basis. This revenue shortfall was primarily due to decreased shipments to several of our traditional OEM customers that utilize our serial port connectivity products."

    Mr. Runkel continued: "Our Device Networking products generated revenue growth of 8% sequentially and growth of 91% on a year over year basis, reflecting our continued success in this market.

    "Additionally, we continued to reduce our spending levels as we complete the integration initiatives from the merger in Q1, 2006. Our spending in Sales and Marketing decreased by 30% on a year over year basis, as a result of integrating the two sales teams."

    About DPAC Technologies

    DPAC Technologies provides embedded wireless networking products for machine-to-machine communication applications. DPAC's Airborne(TM) and AirborneDirect(TM) wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company's web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

    About QuaTech

    QuaTech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. Quatech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, Quatech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). Quatech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, Quatech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.


                       DPAC TECHNOLOGIES CORP.
           Condensed Consolidated Balance Sheet Information
                             (Unaudited)
                              (In 000's)

                                                March 31, December 31,
                                                  2007       2006
                                                --------- ------------
CURRENT ASSETS:
  Cash and cash equivalents                           $4          $38
  Accounts receivable, net                         1,554        1,421
  Inventories                                      1,540        1,500
  Prepaid expenses and other current assets          115           43

                                                --------- ------------
    Total current assets                           3,213        3,002

Property, net                                        391          413
Goodwill and intangible assets                     8,419        8,578
Other assets                                          55           81
                                                --------- ------------
TOTAL                                            $12,078      $12,074
                                                ========= ============

CURRENT LIABILITIES:
  Revolving credit facility and short term
   notes                                          $1,724       $1,361
  Current portion of long-term debt                2,215        2,097
  Accounts payable                                 1,639        1,488
  Accrued restructuring costs - current              364          392
  Other accrued liabilities                          572          514
                                                --------- ------------
    Total current liabilities                      6,514        5,852


Accrued restructuring costs                          230          330
Long-term debt, net of current portion             2,747        2,770

Net stockholders' equity                           2,587        3,122

                                                --------- ------------
TOTAL                                            $12,078      $12,074
                                                ========= ============


                       DPAC TECHNOLOGIES CORP.
              Condensed Consolidated Statement of Income
                             (Unaudited)
                              (in 000's)

                                                For the quarter ended:
                                                      March 31,
                                                ----------------------
                                                   2007       2006
                                                ----------- ----------

REVENUE                                             $2,844     $3,194

COST OF GOODS SOLD                                   1,656      1,739
                                                ----------- ----------

GROSS PROFIT                                         1,188      1,455

OPERATING EXPENSES
  Sales and marketing                                  423        603
  Research and development                             308        265
  General and administrative                           496        520
  Amortization of intangible assets                    123         41
  Restructuring charges                                  -         78
                                                ----------- ----------
    Total operating expenses                         1,350      1,507

INCOME FROM OPERATIONS                                (162)       (52)

OTHER EXPENSES:
  Interest expense                                     376        333


                                                ----------- ----------
INCOME (LOSS) BEFORE INCOME TAXES                     (538)      (385)

INCOME TAX PROVISION (BENEFIT)                           1       (139)
                                                ----------- ----------

NET INCOME (LOSS)                                    $(539)     $(246)
                                                =========== ==========

NET INCOME (LOSS) PER SHARE:
  Net Income (Loss) - Basic and diluted             ($0.01)    ($0.00)
                                                =========== ==========

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic and Diluted                                 92,821     73,760
                                                =========== ==========

    CONTACT: DPAC Technologies Corp.
             Steve Vukadinovich, Chief Financial Officer, 330-655-9000 Steve.Vukadinovich@dpactech.com or
             Steve Runkel, Chief Executive Officer, 330-655-9000
             Steve.Runkel@Quatech.com